Filed pursuant to Rule 433

Registration No. 333-238461

July 20, 2021

Final Term Sheet

EUR 1,000,000,000 0.750% Global Bonds due 2028

To be fungible and form a single series with KfW’s

EUR 5,000,000,000 0.750% Global Bonds due 2028, of which

EUR 4,000,000,000 were issued on September 27, 2018 and

EUR 1,000,000,000 were issued on February 26, 2019

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 1,000,000,000

Denomination:	EUR 1,000

Maturity:	June 28, 2028

Redemption Amount:	100%

Interest Rate:	0.750% per annum, payable annually in arrears

Date of Pricing:	July 20, 2021

Closing Date:	July 27, 2021

Interest Payment Dates:	June 28 in each year

First Interest Payment Date:	June 28, 2022 (for interest accrued from, and including, June 28, 2021 to, but excluding, June 28, 2022)

Accrued Interest:	In the aggregate amount of EUR 595,890.41 from, and including, June 28, 2021 to, but excluding, July 27, 2021 (for aggregate principal amount of EUR 1,000,000,000)

Currency of Payments:	EUR

Price to Public/Issue Price:	107.661%, plus Accrued Interest

Underwriting Commissions:	None

Proceeds to Issuer:	107.661%, plus Accrued Interest

Format:	SEC-registered global bonds

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	Frankfurt

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A2LQSH4

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

Manager:	Barclays Bank Ireland PLC Deutsche Bank Aktiengesellschaft HSBC Continental Europe

Stabilization Manager:	Deutsche Bank Aktiengesellschaft

Paying Agent:	KfW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the bonds is available under the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312520205388/d889057d424b3.htm. KfW’s base prospectus relating to the bonds is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312520205348/d889037d424b3.htm. Alternatively, Deutsche Bank Aktiengesellschaft will arrange to send you the prospectus, which you may request by calling toll-free +1-800-503-4611.

Notice by Barclays Bank Ireland PLC, Deutsche Bank Aktiengesellschaft and HSBC Continental Europe to Distributors regarding MiFID II Product Governance

Barclays Bank Ireland PLC, Deutsche Bank Aktiengesellschaft and HSBC Continental Europe (the “EU Manufacturers”) acting in their capacity as manufacturers of the bonds in the meaning of Directive 2014/65/EU and implementing legislation (as amended, “MiFID II”) hereby inform prospective distributors for the purpose of the product governance rules under MiFID II that the target market assessment made by the EU Manufacturers in respect of the bonds in accordance with the product governance rules under MiFID II has led the EU Manufacturers to the conclusion that: (i) the target market for the bonds is eligible counterparties, professional clients and retail clients each as defined in MiFID II; and (ii) all channels for distribution of the bonds are appropriate. Any distributor should take into consideration the EU Manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the bonds (by either adopting or refining the EU Manufacturer’s target market assessment), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.